Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lifezone Metals Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.0001 per share	457(c) and 457(h)	11,895,815	(2)	$13.15	(3)	$156,429,967.25	0.0001102	$17,238.58
Total Offering Amounts							$156,429,967.25		$17,238.58
Total Fee Offsets									—
Net Fee Due									$17,238.58

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of Lifezone Metals Limited, an Isle of Man company (the “Registrant”), that may become issuable under the Lifezone Metals Limited 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 11,895,815 Ordinary Shares reserved for issuance under the 2023 Plan.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares reported on the New York Stock Exchange on September 6, 2023.